United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

February 14, 2013
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $2.4 million on revenue of $29.3 million for the quarter ended December 31, 2012.  For the fourth quarter of 2011, the company reported operating income from continuing operations of $1.8 million on revenue of $29.5 million.

During the quarter, management elected not to renew the lease for its U.K. manufacturing facility which expires on March 24, 2013, and to relocate its sales and services operations to a smaller facility.   As a result of this decision, Ultralife is required to restore the facility back to its original condition per a previous contractual commitment.  The estimated costs associated with the restoration total approximately $950,000 of which $200,000 has been recorded in fourth quarter general & administrative expenses and $750,000 has been recorded as discontinued operations.  In addition, Ultralife expects to realize net savings of approximately $500,000 on an annualized basis beginning in the second quarter of 2013.

Discontinued operations for the fourth quarter of 2011 include the operating results of RedBlack which was sold in the third quarter of 2012 and the final costs associated with exiting the Energy Services business.

All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $29.3 million, compared to $29.5 million for the fourth quarter of 2011, reflecting an increase of $4.8 million in Communications Systems sales offset by a $5.0 million decrease in Battery & Energy Products sales.  Battery & Energy Products sales were $18.8 million, compared to $23.9 million last year, a 21% decline, reflecting for the most part the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $10.4 million, compared to $5.6 million for the same period last year, an increase of 85%, reflecting the fulfillment of large orders for amplifiers from international defense customers and continued demand for amplifiers from the U.S. military.  New business development during the year has resulted in an increased mix of sales from international customers from 5% to 40% for Communications Systems.

Gross profit was $9.5 million, or 32.3% of revenue, compared to $8.9 million, or 30.0% of revenue, for the same quarter a year ago, an increase of 230 basis points primarily attributable to a higher mix of Communications Systems sales. Battery & Energy Products’ gross margin was 27.0%, compared to 29.1% last year, a 210 basis point decrease due to lower sales volumes partially offset by improved 9-volt margins.  Communications Systems’ gross margin was 41.9%, an increase of 790 basis points over the 34.0% gross margin reported last year, which resulted from higher volumes and favorable sales mix.

Operating expenses were $7.1 million, compared to $7.1 million a year ago, reflecting lower discretionary spending and headcount reductions completed in the first half of 2012 offset by increases in selling and new product development expenses. Included in the 2012 operating expenses is a $200,000 charge related to the non-renewal of the company’s U.K. lease described above.   As a percent of revenue, operating expenses were 24.3%, compared to 24.0% a year ago.

Although revenue was flat year-over-year for the fourth quarter, operating income increased 32% to $2.4 million from $1.8 million on the strength of gross margin gains.  Likewise, operating margin was 8.0%, compared to 6.0% for the year-earlier period, an increase of 200 basis points.

Net income from continuing operations was $2.1 million, or $0.12 per share, compared to net income of $1.3 million, or $0.08 per share, for the fourth quarter of 2011.  Net loss from discontinued operations was $0.7 million, or $0.04 per share, compared to a net income of $0.4 million, or $0.02 per share, for the same quarter last year.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated February 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2013		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated February 14, 2013